EXHIBIT 99.1

Salona Global Announces Exclusive Partnership with

Recenly Launched U.S. Military Veteran (VA) Focused Distribution Company

New York, New York, January 11, 2024 - Salona Global Medical Device Corporation (the "Company") (TSXV:SGMD), announced today it has executed an exclusive distribution agreement with Veteran Medical Solutions, LLC ("VMS"), a U.S. military verteran owned company that is positioned to sell the Company's Biodex branded equipment.

The Veterans Health Administration of the U.S. Department of Veterans Affairs is the largest integrated heath care system in the United States with over 9 million enrolled.1 Over 760,000 patients were treated by over 2,300 physical therapists, making it the single largest employer of physical therapists in the U.S.2

VMS was launched by Kyle Wilks, a graduate of the U.S. Naval Academy in Anapolis and former Naval Officer. VMS is focused on addressing the numerous physical challenges veterans face upon leaving the service. VMS intends on servicing the growing market demand for physical therapy by U.S. veterans through the sale solely of Biodex equipment. Also joining VMS is Paul Buico, a gradute of the United States Military Academy West Point. Paul has over 25 years of sales, marketing and commercial operations experience in the life science industry with such companies as Bayer and Takeda Abbott Pharmaceuticals.

As a result of becoming a potential customer, Mr. Wilks has resigned from the Board of Directors of the Company.

"We continue to find new channels for our Biodex products," said Mike Seckler, CEO. "Our products hold significant value within the Veterans Affairs heath care system. Kyle and his team of U.S. military veterans are uniquely equipped to ensure the proper support of Biodex products to any VA medical facility requiring them," emphasized Mr. Seckler.

Deirdre Rafferty, MS, ATC from the University of Colorado Anschutz Medical, deeply involved with active military and veterans, shared, "The (Biodex) System 4 allows both researchers and clinicians to better detect musculoskeletal deficiencies within the active duty and veteran community. It provides the necessary information to better address approaches to rehab and ensure a better recovery program."

For more information please contact:

Mike Seckler

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: Info@Salonaglobal.com

1 https://www.va.gov/health/

2 https://www.prosthetics.va.gov/PT/

Additional Information

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: VMS becoming a customer of the Company and VMS successfully selling any of the Company's Biodex branded equipment.

All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. The Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which the Company operates; the ability of the Company to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; difficulty integrating newly acquired businesses; ongoing or new disruptions in the supply chain, the extent and scope of such supply chain disruptions, and the timing or extent of the resolution or improvement of such disruptions; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on the Company's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which  the Company is exposed; the failure of third parties to comply with their obligations to  the Company or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by the Company; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; as well as those risk factors discussed or referred to in the Company's disclosure documents filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedarplus.ca. Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.